PRESS RELEASE

FOR IMMEDIATE RELEASE

Southern Community Financial Corporation Announces
Quarterly Cash Dividend of $0.04 Per Share

Winston-Salem, North Carolina, October 25, 2007 - Southern Community Financial Corporation (Nasdaq: SCMF and SCMFO) announced that its Board of Directors, at its regular meeting on October 24, 2007, declared a quarterly cash dividend of four cents ($0.04) per share on the Corporation’s common stock. The dividend is payable on November 30, 2007 to shareholders of record as of the close of business on November 15, 2007. This is the Corporation’s eleventh consecutive quarterly dividend, following its former practice of annual cash dividends.

About the Company

Southern Community Financial Corporation is headquartered in Winston-Salem, North Carolina and is the holding company of Southern Community Bank and Trust, a community bank with twenty-two branches throughout North Carolina. Southern Community Financial Corporation’s common stock and trust preferred securities are listed on The NASDAQ Global Select Market under the trading symbols SCMF and SCMFO, respectively. Additional information about Southern Community is available on its website at www.smallenoughtocare.com or by email at investor.relations@smallenoughtocare.com.

For Additional Information:
F. Scott Bauer, Chairman/CEO
James C. Monroe, Jr., Senior Vice President/Interim Chief Financial Officer
336-768-8500